Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 19, 2020 and the Prospectus dated December 22, 2017

Registration No. 333-222241-213

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,000,000,000 2.300% Senior Secured Notes due 2032 (the “2032 Notes”)

$650,000,000 3.700% Senior Secured Notes due 2051 (the “2051 Notes”)

$1,350,000,000 3.850% Senior Secured Notes due 2061 (the “2061 Notes”)

November 19, 2020

Pricing Term Sheet dated November 19, 2020

to the

Preliminary Prospectus Supplement dated November 19, 2020

(the “Preliminary Prospectus Supplement”)

of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2032 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,000,000,000

Title of Securities:	2.300% Senior Secured Notes due 2032

Final Maturity Date:	February 1, 2032

Coupon:	2.300%

Benchmark Treasury:	0.875% due November 15, 2030

Benchmark Treasury Price and Yield:	100-07; 0.852%

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This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Spread to Benchmark Treasury:	+147 basis points

Yield to Maturity:	2.322%

Issue Price:	99.786%, plus accrued and unpaid interest, if any, from December 4, 2020

Interest Payment Dates:	February 1 and August 1

Record Dates:	January 15 and July 15

First Interest Payment Date:	February 1, 2021

CUSIP Number:	161175 BX1

ISIN Number:	US161175BX17

Optional Redemption:

Prior to the Par Call Date (as defined below), the 2032 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2032 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2032 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 25 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means November 1, 2031.

On or after the Par Call Date, the Issuers may redeem the 2032 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2032 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2032 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Terms Applicable to the 2051 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:

$650,000,000

On April 17, 2020, the Issuers issued $1,400,000,000 aggregate principal amount of 3.700% Senior Secured Notes due 2051 (the “Existing 2051 Notes”). The 2051 Notes offered hereby will be issued as additional notes under the indenture governing the Existing 2051 Notes, fully fungible with the Existing 2051 Notes, treated as a single class for all purposes under the indenture governing the Existing 2051 Notes, and issued under the same CUSIP numbers as the Existing 2051 Notes.

Title of Securities:	3.700% Senior Secured Notes due 2051

Final Maturity Date:	April 1, 2051

Coupon:	3.700%

Benchmark Treasury:	1.375% due August 15, 2050

Benchmark Treasury Price and Yield:	95-00+; 1.586%

Spread to Benchmark Treasury:	+207 basis points

Yield to Maturity:	3.656%

Issue Price:	100.791%, plus accrued and unpaid interest from October 1, 2020

Interest Payment Dates:	April 1 and October 1

Record Dates:	March 15 and September 15

First Interest Payment Date:	April 1, 2021

CUSIP Number:	161175 BV5

ISIN Number:	US161175BV50

Optional Redemption:	Prior to the Par Call Date (as defined below), the 2051 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2051 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2051 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 40 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means October 1, 2050.

On or after the Par Call Date, the Issuers may redeem the 2051 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2051 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2051 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to the 2061 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,350,000,000

Title of Securities:	3.850% Senior Secured Notes due 2061

Final Maturity Date:	April 1, 2061

Coupon:	3.850%

Benchmark Treasury:	1.375% due August 15, 2050

Benchmark Treasury Price and Yield:	95-00+; 1.586%

Spread to Benchmark Treasury:	+227 basis points

Yield to Maturity:	3.856%

Issue Price:	99.882%, plus accrued and unpaid interest, if any, from December 4, 2020

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Interest Payment Dates:	April 1 and October 1

Record Dates:	March 15 and September 15

First Interest Payment Date:	April 1, 2021

CUSIP Number:	161175 BY9

ISIN Number:	US161175BY99

Optional Redemption:

Prior to the Par Call Date (as defined below), the 2061 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2061 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2061 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 35 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means October 1, 2060.

On or after the Par Call Date, the Issuers may redeem the 2061 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2061 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2061 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the net proceeds from this offering for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter Communications, Inc. or common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc., to repay certain indebtedness and to pay related fees and expenses.

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

BofA Securities, Inc.

Goldman Sachs & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

LionTree Advisors LLC

Academy Securities, Inc.

Cabrera Capital Markets LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Trade Date:	November 19, 2020

Settlement Date:

December 4, 2020 (T+10)

We expect that delivery of the 2032 Notes, the 2051 Notes and the 2061 Notes (together, the “Notes”) will be made to investors on or about December 4, 2020, which will be the tenth business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-222241-213)

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Deutsche Bank Securities, Inc.; Attention: Prospectus Group, 60 Wall Street, New York, NY 10005; Telephone: (800) 503-4611; E-mail: prospectus.CPDG@db.com, J.P. Morgan Securities LLC, Attn: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, NY 10179; Telephone: (212) 834-4533 or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Telephone: (866) 718-1649, E-mail: prospectus@morganstanley.com.